SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                                 Form 10- KSB/A


                                         FOR ANNUAL AND TRANSITION REPORTS
                                      PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                                          SECURITIES EXCHANGE ACT OF 1934

                                 X Annual Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

                                    For the fiscal year ended December 31, 1997
                                                        or
                     Transitional Report Pursuant to Section 13 or 15(d) of
                                        The Securities Exchange Act of 1934
                                         For the transition period from to
                                        Commission File Number 033-19522-NY

                                         GENISYS RESERVATION SYSTEMS, INC.
                                          (formerly Robotic Lasers, Inc.)
                        (Exact Name of registrant as specified in its charter)

New Jersey                                                      22-2719541
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)

2401 Morris Avenue, Union, New Jersey                           07083
(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code: (908) 810-8767 Securities registered pursuant to Section 12(b) of the Act: NONE Securities registered pursuant to Section 12(g) of the Act:
                                     Common Stock, par value $.0001 per share
                                            Class A Redeemable Warrants
                                            Class B Redeemable Warrants

         Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                           Yes - X          No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this Form 10-K. [X]

         State the aggregate market value of the voting stock held by non-affiliates of the registrant. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing.

                   $8,258,954 as of the close of business on March 25, 1998

                          APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                        PROCEEDINGS DURING THE PRECEDING FIVE YEARS

         Indicate by check mark whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.
                                                      Yes No


                                     APPLICABLE ONLY TO CORPORATE REGISTRANTS

Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date. The number of shares outstanding of the registrant's Common Stock as of March 25, 1998 was 4,355,594 shares.

                                        DOCUMENTS INCORPORATED BY REFERENCE

         List hereunder the following documents if incorporated by reference and the part of the Form 10-K (e.g., Part I, Part II, etc.) into which the document is incorporated: (1) any annual report to security-holders; (2) any proxy or information statement; and (3) any prospectus filed pursuant to Rule 424(b) or
(c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposes.


1. Rule 424(b) Prospectus dated March 20, 1997 is incorporated by reference into Parts I, II and III

         3.1      Registrant's Articles of Incorporation
         3.2      Registrant's By-Laws
         4.1      Form of Common Stock Certificate
         4.2 Redeemable Warrant Agreement with Form of Class A and Class B Warrant 10.2 Consulting Agreement dated October 18, 1996 between Registrant and Mark Kenny. 10.3 Employment Agreement dated October 17, 1996 between Registrant and John Wasko. 10.4 Copy of lease dated November 1, 1995 between Unicom and Corporate Travel Link, Inc.
10.5 Copy of Agreement dated June 22, 1995 between American Airlines, Inc. and Corporate Travel Link, Inc., relating to Sabre Extension Program - Associate Distribution and Services Agreement. 10.6 Copy of Agreement dated June 30, 1995 between American Airlines, Inc. and Corporate Travel Link, Inc. relating to Associate Sabre Equipment Lease Agreement. 10.7 Copy of Agreement dated June 30, 1995 between American Airlines, Inc. and Corporate Travel Link, Inc., -non-standard system amendment to Corporate Sabre Equipment Lease Agreement.
10.8 Copy of Script Consulting Agreement dated June 21, 1995 between Worldspan, LP and Corporate Travel Link, Inc.
                                                         2

10.9 Copy of Script Services agreement dated June 21, 1995 between Worldspan, LP and Corporate Travel Link, Inc.
         10.10 Copy of Galileo Services Display and Reservation Agreement dated August 28, 1995 between Galileo International Partnership and Corporate Travel Link, Inc. 10.11 Copy of Ancillary Services Agreement dated August 28, 1995 between Galileo International Partnership and Corporate Travel Link, Inc.

         10.12 Copy of Worldspan Car Rental Associate Reservation Agreement between Worldspan, LP and Corporate Travel Link, Inc. 10.13 Copy of
         interim Loan Agreement between the Registrant and Loeb Holding Corporation and certain executives of the Registrant 10.14 Prosoft Consulting Agreement 21 List of Subsidiaries

All of the above referenced documents, are incorporated herein by references to the Exhibit bearing the same number in the Registrant's Registration Statement on Form SB-2, File No. 333-15011.

                                                      Part I

Item 1.  Business

History

         On August 11, 1995, the Company acquired Corporate Travel Link, Inc. (a development-stage enterprise) which was incorporated on March 7, 1994, by issuing 1,682,924 shares of restricted Common Stock of the Company (after July 16, 1996 one-for-two reverse split. See Notes 1 and 3 to December 31, 1996 Financial statements) in exchange for 200 shares of the Common Stock of Corporate Travel Link ("Travel Link") which represented all of the authorized, issued and outstanding shares of common stock of Travel Link.

         On March 20, 1997, the Company consummated a public offering of its securities consisting of 1,035,000 shares of Common Stock at $5.00 per share, 1,725,000 Class A Redeemable Warrants at $.20 per Class A Redeemable Warrant and 1,035,000 Class B Redeemable Warrants at $.10 per Class B Redeemable Warrant. Total Proceeds from the public offering, net of related costs of $1,115,619, were $4,507,914.

         On June 20, 1997, the Company acquired 80% of the outstanding common stock of Prosoft, Inc. for an aggregate purchase price of $34,602. This
Transaction has been accounted for as a purchase and is included in the Company's consolidated financial statements as of the date of acquisition. The assets acquired consist principally of cash and equipment.

         Presently the Company's business and operations consist solely of the business and operations of Travel Link and Prosoft which continue to operate as subsidiaries of the Company.

General

         The principal business activity of the Company is operating a computerized limousine reservation and payment system for the business traveler. The proprietary software that the Company developed enables limousine reservations to be completely computerized i.e., be entirely automatic and operate without human intervention except for the initial inputting of travel information. At the present time, there are four major airline computer reservation systems in operation in the United States -- Sabre, Worldspan,Apollo and System One (each reservation system referred to hereinafter as " CRS"). Each CRS allows a travel agency or corporate travel department to make an airline reservation and receive instantaneously a confirmation and a printed airline ticket on any airline. It is also possible to make a hotel reservation with any of the major hotel chains through any CRS and receive an instantaneous confirmation of room availability. Additionally, a travel agent or corporate travel manager may make a rental car reservation with any of the major car rental companies (Hertz, Avis and the like) through any CRS and receive an immediate confirmation of the car rental reservation.

         When it comes to limousine reservations, however, prior to the introduction of the Company's system there was no method for making a reservation through a CRS and receiving an immediate guaranteed confirmation. The usual method of making a limousine reservation in a destination city is to call a limousine company, if the corporate travel department or travel agent knows of one. This use of the telephone, with its attendant inconveniences such as telephone tag and missed communications, can make securing a confirmed limousine reservation inconvenient.

         In today's cost-conscious business world, corporations must explore every possible way to cut costs and save time. With the current CRS', there is no quick, direct, and efficient way to reserve limousine service. Today reservations are still being booked, changed, canceled and reconfirmed largely by telephone and telefax.


         The Company works with travel agents and corporate travel departments by providing a computerized system for securing limousine reservations.

         A typical reservation with the Company's system may be demonstrated as follows:

         Assume that a corporate executive wishes to travel from Newark, New Jersey to Phoenix, Arizona. The executive will contact the travel manager/agent with his (or her) travel plans. The travel manager/agent will then determine which airline flies between Newark and Phoenix on the date and at the time when the executive wishes to travel.

         The travel manager/agent will then go to the airline reservation computer to enter the information necessary to book the reservation. The information originated by the travel manager/agent will be transmitted to one or more CRS' mainframe computers and, in turn, will be relayed to the mainframe computer of the selected airline. The airline's computer will ascertain seat availability and it will transmit a reservation back to the CRS' mainframe computer. The CRS will then retransmit the information to the travel manager/agent and a ticket will be issued.

         If the corporate executive also decides that he wishes to stay at a particular hotel while in Phoenix, this reservation, too, may be made through the CRS. The travel manager/agent inputs the data already in the computer pertaining to the airline reservation, and adds the data necessary to secure a hotel reservation. The information is transmitted to the CRS' mainframe computer, and it is then relayed to the hotel's mainframe. The latter computer searches to ascertain room availability and relays a confirmed reservation to the CRS. The CRS then transmits the information to the travel manager/agent and a confirmed reservation slip is printed.

         Finally, the corporate executive advises his travel manager/agent to obtain four limousine reservations: (a) from home to Newark Airport; (b) from Phoenix Airport to the hotel; (c) from the hotel to the Phoenix Airport at the end of the trip; and (d) from Newark Airport to the executive's home. The travel manager/agent, however, cannot presently effect these reservations through the CRS and receive an immediate, error-free confirmed limousine reservation.

         Instead, the travel manager/agent must use the telephone or telefax. While a corporate travel manager/agent based in Newark will undoubtedly know of a limousine company in the Newark area to call, he may not know of any in the Phoenix area. Confirmed reservations cannot be made quickly or efficiently.

         The Company's system remedies this dilemma. The Company has created its own computerized system which is linked with the SABRE CRS'. The company is completing development of the interfaces to the Apollo and Worldspan CRS' and expects to bring them on-line in mid 1998. Limousine reservations made through the SABRE CRS are relayed instantaneously to the Company's computer and then to a service provider of the clients choice--all without human intervention--and an immediate limousine reservation is confirmed. In the event that the client has no relationship with a service provider or has no preference, they soon will be able to access a national network service provider through the Genisys Reservation System. The Company is in the process of arranging access to such national network services.

         In January 1998, the Company signed a participation agreement with Carlson Wagonlit Travel, one of the world leaders in business travel management with $9.5 billion in annual worldwide sales. Under this agreement, all Carlson Wagonlit offices worldwide are licensed to install and operate the Company's software to facilitate the delivery of limousine/car service reservations to the CRS'. Using the Company's proprietary software, Carlson Wagonlit agents can make fast and accurate ground transportation reservations for corporate customers and their preferred suppliers directly through the Sabre CRS. Several Carlson accounts in the northeast are currently utilizing Genisys through the Sabre CRS. The Company is currently field testing its application for the Apollo CRS.

In February 1998, the Company and the TranspoNet Companies, Inc signed a contractual revenue sharing agreement to fully automate the limousine booking process from the CRS directly into the computerized back office system of service providers. Under this agreement which renews automatically after the initial two year term, the Company and TranspoNet have developed the technology to channel the limousine reservation from the Corporate travel agents directly into the back office dispatch system of contracted service providers utilizing an existing TranspoNet product.

Employees

         The Company presently has 2 executive officers and 11 non-executive employees, including 4 employees of the Company's majority-owned subsidiary. None of these employees is covered by a collective bargaining agreement. The Company utilizes several software and marketing consultants on a part-time basis. The company believes its personnel relations to be satisfactory.


         Item 2.  Properties

         The Company and its subsidiaries presently lease approximately 2,380 square feet of office space at 2401 Morris Avenue, Union, New Jersey, 07083, and 1,750 square feet of office space at 15 Clyde Road, Somerset, New Jersey, 08873. The five-year Union lease expires in March 2002 and provides for a monthly rental of $3,731.53. The Somerset lease expires in November 2002 and provides for a monthly rental of $1,968.76 though November 30, 1999 and $2,012.50 though November 30, 2002.

         The properties have been leased from unaffiliated third parties and adequately satisfy the present needs of the Company and its subsidiaries.


Item 3.  Legal Proceedings

         On February 20, 1997, two individuals John White and John E. Michaels d/b/a Corporate Planning Services, filed an action against the Company and Travel Link in the Superior Court of New Jersey seeking, among other things, damages in the amount of 8% of any financing secured by Travel Link resulting from plaintiffs efforts and as well as 5% of the Company's Common Stock allegedly due for services rendered in connection with the Company's acquisition of Travel Link in 1995. The claim for monetary damages is based upon an alleged written agreement between Travel Link and plaintiffs, while the claim for the shares of Common Stock is based upon alleged oral representations and promises made by a former officer of Travel Link. On March 4, 1998, Travel Link filed an application with the Court to assert a claim for indemnification against Joseph Cutrona and Steven Pollan, two former directors and officers of Travel Link and the Company, and Mark A. Kenny, a former director and employee of the Company and Travel Link, based upon a 1995 agreement whereby such individuals agreed to hold Loeb Holding Corporation and Travel Link harmless and to indemnify them from any and all claims or liabilities for brokerage commissions or finder's fees incurred by reason of any action taken by it or them, including the claims of the plaintiffs in this action.

On  September 28,

1998 this matter was settled and the Company agreed to pay the plaintiffs the sum of $20,000.

In August 1996, the Company gave notice to Stephen Pollan a former officer and director, that it was canceling the 333,216 shares of Common Stock issued to him at the inception of Corporation Travel Link, Inc. for services he was to have provided. The Company believes that Mr. Pollan never provided such services. Pending return of the shares, they are considered outstanding for all periods presented herein. On April 17, 1997, Mr. Pollan filed an action in the United States District Court, District of New Jersey, against the Company, Travel Link, Joseph Cutrona, Mark A. Kenny, John H. Wasko, Warren D. Bagatelle, Loeb Partners Corp., John Piscapo, R.D. White & Co., Inc., David Sass, McLaughlin & Stern, LLP and Wiss & Company, LLP., seeking among other things a declaratory judgement that Mr. Pollan is the owner of the 333,216 shares of Common Stock of the Company which had been issued to him at the inception of Travel Link for services he was to have provided and for unspecified compensatory and punitive damages. The Company intends to vigorously defend the action and to assert numerous defenses and counterclaims in its answer, however, the action is in its preliminary stages and no assurance can be given as to its ultimate outcome.
         On December 23, 1997, an individual, Victoria Vogel, filed an action in the Superior Court of New Jersey against the Company and Joseph Cutrona, a former officer and director of the Company, alleging that Mr. Cutrona, induced such person to leave her place of employment to assume employment with the Company. The claim seeks monetary damages based upon an oral promise of employment allegedly made by Mr. Cutrona. The Company intends to vigorously defend the action and to assert numerous defenses in its answer, however, the action is in its preliminary stages and no assurance can be given as to its ultimate outcome. Mr. Cutrona has agreed to hold the Company harmless and to indmenify the Company from any and all claims of the plaintiff in this action.



Item 4.  Submission of Matters to a Vote of Security Holders

The annual meeting of shareholders of the Company was held at the offices of Corporate Travel Link, Inc., 2401 Morris Avenue, 3rd floor, Union, New Jersey, 07083, on Wednesday, December 17, 1997 at 10:30a.m. Of the 4,355,654 shares entitled to vote at the meeting, the holders of 3,503,698 shares were present at the meeting in person or by proxy.

Following are the results of the balloting for the election of the nominees to the Board of Directors:

         NAME                               VOTES IN  FAVOR     VOTES WITHHELD

         Lawrence E. Burk                       3,184,621            319,076

         John H. Wasko                          3,185,621            318,076

         Mark A. Kenny                          3,184,633            319,064

         David W. Sass                          3,185,633            318,064

         S. Charles Tabak                       3,178,733            324,964

         Warren D. Bagatelle                    3,183,721            319,976

         The six directors have been elected to serve until their successors are elected at the 1998 annual meeting of shareholders of the Company and have qualified.

         The shareholders approved the Company's 1997 Stock Incentive Plan dated May 12, 1997 by a vote of 1,851,932 in favor, 367,999 against and 12,529 withheld.


         The shareholders ratified the appointment of Wiss & Company as the independent auditor to examine and report on the Financial Statements of the Company for fiscal 1997 by a vote of 3,496,142 in favor and 606 against.

                                                      Part II


Item 5.  Market for the Registrant's Common Equity and Related Stockholder
         Matters.

Market Information

         Prior to 1997, the Company's Common Stock was eligible to trade in the over-the counter market, however, the Company was unable to locate a quoted price for its stock. The Following table indicates the quarterly high and low bid prices for the last two years for the Company's Common Stock.

                                                          Bid Price                Bid Price
                                                              1997                   1996

                           Quarter Ended             High     Low               High    Low
                           -------------             ----     ---               ----    ---
                           March 31                  6.5      5.75              Not Available
                           June 30                   9        5.75              Not Available
                           September 30              9        3.875             Not Available
                           December 31               5.375    2.75              Not Available

         The foregoing prices were provided by National Quotation Bureau.


         As of March 20, 1997, the Effective Date of the Company's  Registration
Statement, it's Common Stock, Class A Redeemable Warrants and Class B Redeemable
Warrants trade on The NASDAQ Stock MarketSM under the symbols,  GENS,  GENSW and
GENSZ respectively.

         Approximate Number of Equity Security Holders

                                                              Approximate Number of
                                                               Holders of Record as
                  Title of Class                                    of March 5, 1998
                  --------------                              ---------------------------

                  Common Stock,
                  $.0001 par value                                     1,100

         Included in the number of stockholders of record are shares held in "nominee" or "street" name.

Dividends

         The Company has never paid any cash dividends. The Company presently intends to retain any future earnings for use in its operations and, therefore, does not expect to pay cash dividends in the foreseeable future.

Item 6.  Management's Discussion and Analysis of Financial Condition
             and Results of Operations.



Components of Revenues and Expenses Revenues. The Company has been in the development-stage, and just commenced generating limited revenues in August 1997. The Company did not generate any revenues from operations during the fiscal year ended December 31, 1996. The Company brought its Genisys Reservation and Payment Systems on-line through the Sabre CRS in August 1997 at which time the Company commenced generating limited revenues. The Company is completing development of the interfaces to the Apollo and Worldspan CRS' and expects to bring them on-line in the 1st half of 1998, which will accelerate the rate of growth of the Company's revenues.

         The Genisys Reservation and Payment Systems generate revenue from the following sources: (i) a booking fee charged for use of the Genisys Reservation System and billed through the Genisys Payment System, (ii) a processing fee generated by charges processed through the Genisys Payment System, (iii) an annual software licensing fee charged to the limousine service providers who utilize the Genisys Reservation and Payment Systems.

Expenses. Cost of service includes all costs directly attributable to the Company's provision of services to its corporate clients and the limousine service providers. The most significant component of cost of service is the booking fee charged by the CRS for reservations made by the Genisys systems utilizing the CRS. Booking fees are a set amount charged by each CRS for transactions posted through the system. Cost of service also includes the access and file fees charges by a commercial bank acting as the Company's Automated Clearing House in distributing payments made to limousine service providers through the Genisys Payment System.

         General and administrative expenses include salaries, commissions and benefits, travel costs, professional fees, rent, telephone and other operating costs of the Company. The only internal expenditures capitalized with respect to the costs of developing and implementing the Genisys Reservation and Payment Systems have been $94,780 of salaries paid to Prosoft employees subsequent to its acquisition in June 1997.

Results of Operations

         The Company has been in the development stage and just commenced generating limited revenues in August 1997. The Company has been unprofitable since inception and expects to incur additional operating losses over the next several fiscal quarters. Total revenues for the year ended December 31, 1997 were $25,863 compared to no revenues for the years ended December 31, 1996 and August 31, 1995. The corresponding cost of sales for fiscal 1997 was $24,992. The net loss for the year ended December 31, 1997 amounted to $1,590,125 or $.39 cents a share compared to a loss of $1,051,203 or $.36 cents a share for the year ended December 31, 1996 and $269,080 or $.16 cents a share for the year ended August 31, 1995. As reflected in the accompanying financial statements, the Company has incurred losses totaling $3,235,128 since inception and at December 31, 1997, had working capital of $1,350,787.

         General and administrative expenses were $1,318,203 for the year ended December 31, 1997 as compared to $819,205 for the year ended December 31, 1996 and $256,621 for the year ended August 31, 1995. The primary reason for the difference between the two years ended December 31, 1997 and December 31, 1996 is the early stage of operations during the earlier period when the Company had only 5 full-time employees, while during the latter period the Company was fully operational and by the end of the period had increase its staff to 13 employees. The primary reason for the difference between the year ended December 31, 1996 and August 31, 1995 is the commencement of development stage activities during the earlier period when the Company had only 4 part-time employees for approximately half the period, while during the latter period the Company had 5 full-time employees.
         Payroll and payroll-related costs increased approximately $266,000 during the fiscal year ended December 31, 1997. Other approximate cost increases during fiscal 1997 consist of consulting fees ($60,000), travel costs ($21,000), marketing costs ($41,000), insurance costs ($24,000) and other administrative costs ($97,000) . Professional fees decreased $11,000 during fiscal 1997. Professional and consulting fees for the year ended December 31, 1997 totaled $286,000. Such amount consisted of attorneys fees of $110,000, accounting fees of $20,000, outside bookkeeping fees of $28,000, consulting fees of $51,000 payable to Loeb partners, $29,000 in consulting fees to Mark A. Kenny and miscellaneous fees of $48,000.

         Payroll and payroll related cost increased approximately $229,000 during the fiscal year ended December 31, 1996. Other approximate cost increases during fiscal 1996 consist of consulting fees ($54,000), travel costs ($23,000), marketing costs ($16,000), other administrative costs ($83,000) and professional fees ($136,000). Professional and consulting fees for the year ended December 31, 1996 totaled $237,000. Such amount consisted of attorney's fees of $84,000, accounting fees of $23,370, outside bookkeeping fees of $18,630, accrued consulting fees of $36,000 payable to Loeb Partners, $48,000 payable to John H. Wasko (accrued prior to his becoming an employee of the Company), $16,000 in consulting fees payable to Mark A. Kenny and miscellaneous fees of $11,000. Loeb partners, Mr. Kenny and Mr. Wasko are affiliates of the Company.

         The Company is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. No easy technological "quick fix" has yet been developed for this problem. This Year 2000 problem creates risk for the Company from unforeseen problems in its own computer systems and from third parties with whom the Company deals on financial transactions. Such failures of the Company's and/or third parties computer systems could have a material impact on the Company's ability to conduct its business, and especially to process and account for the transfer of funds electronically.

Liquidity and Capital Resources

         Since commencement of its development stage activities, the Company has incurred losses and net cash out-flows from operations. The Company has developed a computerized limousine reservation and payment system for the business traveler. Although planned operations have commenced, revenues to date have not been significant. However, management expects the Company will have sufficient liquidity at least until March 1999 even if significant revenues from operations are not generated and no additional financing is obtained.

         The Company's funds have principally been provided from Loeb Holding Corporation, as escrow agent ("Loeb"), for Warren D. Bagatelle, HSB Capital, trusts for the benefit of families of two principals of Loeb Holding
Corporation, and three unaffiliated individuals, LTI Ventures Leasing Corporation, a private offering and a public offering, as described below.

         In February 1995, Loeb agreed to loan the Company up to a maximum of $500,000 as evidenced by Convertible Notes. In addition, pursuant to five interim loan agreements, Loeb loaned the Company an additional $250,000 from December 1995 through March 1996. In November and December 1996, Loeb Holding Corporation loaned the Company $210,000 evidenced by a series of eighteen month term Promissory Notes bearing interest at the annual rate of 10%. Total loan proceeds from Loeb and Loeb Holding Corporation to date are $960,000.

         In September 1995, January 1996 and December 1996, the Company entered into sale and lease-back arrangements with LTI Ventures Leasing Corp. (LTI) whereby the Company sold the bulk of its computer hardware and commercially purchased software to LTI. In consideration for the sales, the Company received a total of $295,000 and agreed to lease back the hardware and software for varying terms at a monthly rental totaling $11,960.

         Pursuant to a private offering, the Company issued 11.5 units to sixteen unaffiliated third parties in May and June 1996. Each $50,000 unit consisted of a $49,000 promissory note and a Class A Redeemable Warrant valued at $1,000 per unit. Each such warrant entitles the holder to purchase 25,000 shares of the Company's Common Stock at $5.75 per share. The proceeds from this offering totaled $575,000 and Class A Redeemable Warrants to purchase 287,500 shares of Common Stock were issued by the Company.

         In February 1997, Joseph Cutrona, who at the time was President of the Company, made a capital contribution to the Company in the amount of $19,700.

         In February and March 1997, the Company borrowed a total of $65,000 from three unaffiliated third parties pursuant to three eighteen (18) month Promissory Notes bearing interest at 10% per annum payable at maturity. These notes were secured by 16,250 shares of the Company's restricted Common Stock owned by Joseph Cutrona and 16,250 shares owned by Mark A. Kenny. In April 1997, the Company paid the principal and interest due on these Promissory Notes in full.

         On March 26, 1997, the Company consummated a public offering of its securities consisting of 1,035,000 shares of Common Stock at $5.00 per share, 1,725,000 Class A Redeemable Warrants at $.20 per Class A Redeemable Warrant and 1,035,000 Class B Redeemable Warrants at $.10 per Class B Redeemable Warrant. The net proceeds of such offering totaled $4,507,914.

         In May 1997, two convertible notes payable, issued in April and June 1996 when the Company borrowed a total of $30,000 from two unaffiliated third parties, were converted into 15,000 shares of Common Stock of the Company.

         On May 29, 1997, an officer of the Company exercised stock options for 25,000 shares of Common Stock of the Company at $.60 per share, resulting in total proceeds of $15,000.

         On July 28, 1997, pursuant to an agreement dated October 10, 1996, Joseph Cutrona and Mark Kenny each contributed 14,533 shares of the Company's Common Stock owned by them and valued at $109,000, to Prosoft in payment of computer software design and other consulting services provided to the Company by Prosoft.

On October 14, 1997, the Company registered under the Securities Act of 1933, as amended, 442,098 shares of common stock, par value $.0001 per share. 22,098 shares of Common Stock offered underlie certain outstanding warrants held by LTI. The remaining 420,000 shares of the Common Stock offered may not be transferred until September 20, 1998, subject to earlier release at the sole discretion of R.D. White & Co., Inc. which acted as the underwriter in connection with the March 1997 public offering of the Company's securities. The certificates evidencing such 420,000 shares of Common Stock include a legend evidencing such restriction. The Underwriter may release such 420,000 shares of Common Stock held by certain of the Selling Stockholders at any time.

         The Company did not receive any of the proceeds from the sales of the Common Stock by the Selling Stockholders but may receive proceeds upon the exercise of certain outstanding warrants. All costs incurred in the registration of the securities of the Selling Stockholders was borne by the Company.

          Inflation is not expected to have any material effect on the Company.

Item 7.  Financial Statements and Supplementary Data.

         See Pages F-1 through F-18.


Item 8. Changes In and Disagreements with Accountants on Accounting and Financial Disclosures
         Not applicable

                                                     PART III

Item 9.  Directors and Executive Officers of the Registrant

         The following table sets forth certain information with respect to each of the Company's directors and executive officers.

                  NAME                      AGE               POSITION

                  Lawrence E. Burk          56                President, Chief Executive Officer
                                  and Director

                  John H. Wasko             59                Chief Financial Officer,
                                                              Secretary, Treasurer
                                  and Director

                  Warren D. Bagatelle       59                Chairman of the
                                                              Board of Directors

                  Mark A. Kenny             44                Director

                  David W. Sass             62                Director

                  S. Charles Tabak          65                Director

The Company's Audit and  Compensation  Committees  consist of Messrs.  Warren D.
Bagatelle, S. Charles Tabak and David W. Sass. All officers of the Company devote their full time to the Company's business.

Lawrence E. Burk joined the Company on June 23, 1997, as President, Chief Executive Officer, and Director following a 27 year career with Alexander & Alexander Services. From 1993 to early 1996, Mr. Burk served as Chairman and CEO of Alexander & Alexander, Inc., the U.S. Retail Subsidiary of A & A Services, and from early 1996 until the company's acquisition by AON Corporation in late 1996, Mr. Burk served as President and Chief Operating Officer of A & A International, the company's global retail operation. Mr. Burk served on the company's Global Retail Board from 1985; on A & A Services Operations Board from 1989; and on A & A Inc.'s Executive Committee and Operations Board from 1989. A & A was a NYSE listed Financial Services firm with revenues of over $1.3 billion. Mr. Burk has a B.A. degree in Economics from Southern Illinois University and is a member of the schools' Advisory Board.

John H. Wasko has served the Company as a Director since April 1986, as Secretary since September 1995, and as Treasurer and Chief Financial Officer since April 1996. Mr. Wasko has also served the Company as President and Chairman of the Board since its inception to August 1995, and as Treasurer from April 1986 to September 1987 and from May 1988 to August 1995. Mr. Wasko has also served as Chairman of the Board, President and Director of JEC Lasers, Inc. ("JEC") since it was organized in September 1977. He was awarded a bachelor of science degree in physics in 1963 and a master of science degree in physics (summa cum laude) in 1965 from Fairleigh Dickinson University.

Warren D. Bagatelle has been a Director and chairman of the Board of Directors of the Company since August 1995. He also served as Chief Executive Officer of the Company from December 1996 through June 1997. Since 1998, he has been a Managing Director at Loeb Partners Corporation, a New York City investment banking firm. Mr. Bagatelle is also a director of Energy Research Corporation, a company engaged in the development and commercialization of electrical storage and power generation equipment, principally fuel cells and rechargeable storage batteries. Mr. Bagatelle has a BA in economics from Union College and a MBA from Rutgers University.

Mark A. Kenny, currently an employee of the Company, served as the Company's Executive Vice President from August 1995 to October 1996 and as a Director since August 1995. He has also served as Executive Vice President of Travel Link from inception, March 1974 to November 1996 and as a Director since inception. From 1974 to November 1996, he was a partner of Country Club Transportation Services, a provider of limousine services, which he co-founded in 1974. Mr. Kenny is one of the original members of the New Jersey Business Travel
Association and attended Seton Hall Preparatory School and Seton Hall University. He is also a member of the Association of Corporate Travel Executives and a charter member of the New Jersey Limousine Association.

David W. Sass has been a Director since April, 1997 and has been a practicing attorney in New York City for the past 37 years and is currently a senior partner in the law firm of McLaughlin & Stern, LLP, securities counsel to the Company. Mr. Sass is also an officer of Ionic Fuel Technology, Inc., a company engaged in the sale and distribution of emission control systems, a director of The Harmat Organization, Inc., a New York based construction company and a member and Vice Chairman of the Board of Trustees of Ithaca College. Mr. Sass earned a B.A. from Ithaca College, a J.D. from Temple University School of Law and an L.L.M. (in taxation) from New York University School of Law.

         S. Charles Tabak has been a Director since April, 1997. Since 1991 he has been the Chief Executive Officer of Arc Medical & Professional, Inc., an employment agency specializing in placement of scientific, medical and office personnel. From 1969 to 1990, he was the Executive Vice President and General Counsel for Channel Home Centers Inc. From 1967 to 1969, he was the Director of Finance of J.J. Newbury Co. Mr. Tabak is a past member of the Board of Directors of Channel Home Centers, Inc. and Charge A Plate Group of Greater New York. He is a graduate of both NYU School of Business and School of Law, and is admitted to practice law in New York state and before the U.S. Supreme Court.

Item 10.  Executive Compensation

         The following tabulation shows the total compensation paid by the Company for services in all capacities during the years ended December 31, 1997,1996 and 1995 to the officers of the Company and total compensation for all
Officers as a group for such period:


                           Annual Compensation                                  Long Term Compensation

                                                                                Awards           Payout
                                                                       Other            Restricted                 All
                                                              Annual            Stock   Options  LTIP     Other
Name and                   Year     Salary           Bonus    Compensation      Awards  /SAR's   Payout   Compensation
--------                   ----     ------           -----    ------------      ------  ------   ------   ------------
Principal
---------
Position                                                               (Mgmt. Fee)

Lawrence E. Burk           1997     $75,000 (1)      $0       $0                 $0     $0       $0                $0
President, & Chief         1996     $0               $0       $0                 $0     $0       $0                $0
Executive Officer          1995     $0               $0       $0                 $0     $0       $0                $0

Joseph  Cutrona(2)         1997     $41,639          $0       $  6,667                   $0      $0       $0                $0
                           1996     $73,500          $0       $  5,000                   $0      $0           $0                $0
                           1995     $45,000          $0       $  3,840                   $0      $0       $0                $0

Mark A. Kenny (3)          1997     $64,231          $0       $28,967            $0     $0          $0                 $0
                           1996     $42,000          $0       $16,250           $0      $0       $0                $0
                           1995     $44,795          $0       $  3,840                   $0      $0       $0                $0

John H. Wasko              1997     $81,247          $0       $ 20,000           $0     $0          $0                $0
Chief Financial Officer,   1996     $10,000          $0       $ 49,500           $0     $0       $0               $0
Secretary & Treasurer      1995     $0               $0       $   2,500          $0     $0       $0               $0

Warren D. Bagatelle        1997     $0               $0       $59,500(4)        $0      $0           $0               $0
Chairman                   1996     $0               $0       $36,000(5)        $0      $0       $0               $0
                           1995     $0               $0       $0                $0      $0           $0               $0

(1) Salary paid to Mr. Burk for the period June 23, 1997 thru December 31, 1997. Mr. Burk's annual salary is $150,000. (2) As of May 12, 1997, Mr. Cutrona is no longer an employee, officer or Director of the Company.
 (3) Mr. Kenny formerly was the Company's Executive Vice President and is currently an employee and a Director of the Company but, not an officer of the Company. (4) Includes $51,000 of consulting fees paid to Loeb Partners Corporation of which Warren D. Bagatelle is Managing Director.
         (5) Represents consulting fees paid to Loeb Partners Corporation.

Item 11.  Security Ownership of Certain Beneficial Owners and Management

The following tabulation shows the security ownership as of December 31, 1997 of
(i) each person known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (not including 333,216 shares issued to Steven E. Pollan which the Company has given notice of cancellation as a result of certain disputes between Mr. Pollan and the Company), (ii) each Director and officer of the Company and (iii) all Directors and Officers as a group.

                                                       NUMBER OF        PERCENT
NAME & ADDRESS                                       SHARES OWNED      OF CLASS

Loeb Holding Corporation
As Escrow Agent (1)
61 Broadway
New York, NY 10006                                   1,053,679           22.16%

Warren D. Bagatelle  (1)
Loeb Partners Corporation
61 Broadway
New York, NY 10006                                   1,053,679           22.16%

Joseph Cutrona
Corporate Travel Marketing
PO Box 1180
Sayerville, NJ  08872                                377,350            8.66%

Mark A. Kenny
Genisys Reservation Systems
2401 Morris Avenue
Union, NJ 07083                                      574,175             13.18%

John H. Wasko  (2)
Genisys Reservation Systems
2401 Morris Avenue
Union, NJ 07083                                      112,046              2.54%

Lawrence E. Burk (3)
Genisys Reservation Systems
2401 Morris Avenue
Union, NJ  07083                                     205,000             4.50%

S. Charles Tabak (4)
ARC Medical Professional Personnel
36 Route 10W, Suite D
East Hanover, NJ  07936                               14,000               *

David W. Sass (4) McLaughlin & Stern, LLP 260 Madison Avenue, 18th FL.
New York, NY  10016                                   15,000              *

All Officers and Directors
as a group (6 persons)                               1,973,900           39.39%
--------------------------
* less than 1%

(1) Includes 653,679 shares of Common Stock purchased by Loeb Holding Corporation, as escrow agent for Warren D. Bagatelle, Managing Director of Loeb Partners Corp., HSB Capital (of which Warren
                           16
Bagatelle is a partner), trusts for the benefit of families of two principals of Loeb Holding Corporation and three unaffiliated persons and 400,00 shares of Common Stock issuable upon conversion of two Convertible Notes aggregating $37,500. Loeb Holding Corporation disclaims any beneficial interest in these shares.

         (2) Includes 14,362 shares of Common Stock owned of record by Joan E. Wasko, John Wasko's wife, of which Mr. Wasko disclaims beneficial ownership, but of which he may be deemed beneficial owner and a five (5) year option to purchase 35,000 shares of the Company's Common Stock at a price of $2.00 per share granted to Mr. Wasko by the Company on November 1, 1996 and 5,333 shares of Common Stock issuable upon conversion of Mr. Wasko's prorate share of a Convertible Note in the principal amount of $12,500.

         (3) Includes a five (5) year option to purchase an aggregate of 200,000 shares of Common Stock at a price of $6.00 per share issued on September 23, 1997.

         (4) Includes a five (5) year option to purchase 10,000 shares of Common Stock at a price of $6.00 per share issued September 23, 1997.

Messrs. Cutrona and Kenny may be deemed to be "parents" and "promoters" of the Company, as those terms are defined in the rules and regulations of the Securities Act of 1933, as amended. In August 1994 and February 1995, Messrs. Cutrona and Kenny each received their Common Stock in the Company for services to be provided to the Company. For accounting purposes the value of these shares was recorded at $7,840 for each individual. Mr. Pollan received his Common Stock in August 1994 for services to have been provided to the Company. See "Certain Transactions."

Item 12.  Certain Relationships and Related Transactions

         In August 1994, Joseph Cutrona and Mark A. Kenny each received a total of 666,433 shares of the Company's common stock for services to be provided to the Company.

         During February 1995, the Company issued 45,765 shares of its Common Stock in repayment of certain liabilities totaling $251,702. Those liabilities include notes payable to Saddle Brook Investors of $149,633, note payable plus accrued interest to an officer and Director of $34,273 and certain accounts payable of $67,796.

         In February 1995, Loeb Holding Corporation, as escrow agent ("Loeb"), for Warren D. Bagatelle, HSB Capital, trusts for the benefit of families of two principals of Loeb Holding Corporation and three unaffiliated individuals, agreed to loan the Company $500,000 evidenced by a series of Convertible Promissory Notes. In September 1995, Loeb converted the Convertible Promissory Notes into 841,455 common shares of the Company and two Term Promissory Notes, one in the principal amount of $475,000 and the other in the principal amount of $25,000.

         The Term Promissory Note in the principal amount of $475,000 and an additional Term Promissory Note in the principal amount of $237,500 issued in December 1995 and described below, have been modified. Such Notes provide for accrued interest at the rate of 9% per annum payable quarterly commencing September 1997 and unless previously converted, the principal amount of each note is to be repaid in twelve quarterly installments, commencing September 1, 1998, or on such earlier date as such notes provide. The notes and the unpaid interest accrued thereon, are convertible at the sole option of the holder into shares of Series A Preferred Stock of the Company at a conversion price of $2.125 per share.

         The shares of Series A Preferred Stock are convertible, in whole or in part, into fully paid and nonassessable Common Shares on a one-for-one basis at the option of the respective holders thereof. Holders of Series A Preferred Stock are entitled to notice of shareholders' meetings and are entitled to vote in common with the Common Stock of the Company. The Series A Preferred Stock is not entitled to the declaration or payment of dividends. The Company, at its sole option, has the right to redeem all or, from time to time, any number of the then outstanding shares of Series A Preferred Stock at a redemption price of $2.125 per share, such amount to be increased at the rate of ten (10%) percent per annum for the period such Series A Preferred Shares are outstanding.

                                                        17
         In March 1998, the holder of the notes converted $400,000 of the principal amount of such notes into 188,235 shares of the Series A Preferred Stock of the Company.

         The Term  Promissory  Note in the amount of $25,000  and an  additional
Note in the amount of $12,500 issued in December 1995 and discussed below have been modified. Such Notes provide for accrued interest at the rate of 9% per annum payable quarterly commencing September 1997 and unless previously converted the principal amount of each note is to be repaid in twelve equal quarterly installments, commencing September 1, 1998, or on such earlier date as such notes provide. The notes are convertible at the sole option of the holder into an aggregate of 400,000 common shares of the Company.

         During March 1995, John H. Wasko, then President of the Company, upon exercise of his option, acquired 70,520 shares of the Common Stock of the Company at an exercise price of $0.02145 per share.

         On March 3, 1995, the Company and JEC signed a purchase agreement whereby JEC acquired all of the assets, rights and properties relating to the Company's CO2 laser research and development agreement with LCL, subject to certain liabilities, in full consideration for the forgiveness of the indebtedness of the Company to JEC in the amount of $345,593 owed as of February 28, 1995.

         On August 11, 1995, Robotic Lasers acquired Corporate Travel Link, Inc. by issuing 1,682,924 shares of restricted Common Stock of the Company in exchange for the shares of the common stock of Corporate Travel Link owned by Joseph Cutrona, Mark A. Kenny and Steven E. Pollan which represented all the authorized, issued and outstanding shares of common stock of Corporate Travel Link.

         On September 5, 1995, the Company entered into a three year consulting and investment banking agreement with Loeb Partners Corporation which has been extended for an additional three year period. Under the terms of the agreement, the Company pays Loeb Partners Corporation $3,000 per month. Loeb Partners
Corporation will also receive a fee for arranging private financing and acquisitions. Mr. Warren D. Bagatelle, a Director and Chairman of the Company, is a Managing Director of Loeb Partners Corporation.

During December 1995, Loeb agreed to loan the Company $250,000 evidenced by a series of Convertible Promissory Notes ("Convertible Promissory Notes"). In November 1996, Loeb converted the Convertible Promissory Notes into (i) two Term Promissory Notes, one in the principal amount of $237,500 and the other in the principal amount of $12,500 issued in December 1995 and (ii) 420,728 shares of Common Stock of the Company, of which 420,000 shares of Common Stock are owned by four unaffiliated parties. Loeb Holding Corporation did not receive any shares of Common Stock in this transaction.

         In August 1996, the Company gave notice to Mr. Pollan that it was canceling the 333,216 shares of Common Stock which had been issued to him in August of 1995. It is the Company's position that the Common Stock should be canceled because, among other reasons, Mr. Pollan failed to provide the services to the Company which were to be the consideration for the issuance of the shares. Mr. Pollan has commenced an action against the Company and others in the New Jersey Federal Court which contests the Company's effort to cancel the shares issued to him, and which seeks monetary damages and other relief. The action is in its preliminary stages, and no assurance can be given as to its ultimate outcome.

         During the quarters ended September 30, 1996, and December 31, 1996, in order to raise additional working capital for the Company, Joseph Cutrona, former President of the Company, sold a total of 37,600 shares of restricted common stock of the Company owned by him, to nineteen unaffiliated third parties at prices ranging from $2.00 to $2.50 per share for total proceeds of $76,500 which Mr. Cutrona remitted to the Company in the form of a capital contribution. In February 1997, Mr. Cutrona sold an additional 9,850 shares of restricted Common Stock to 5 unaffiliated third parties at a price of $2.00 per share for total proceeds of $19,700, which Mr. Cutrona remitted to the Company in the form of an additional capital contribution. Mr. Mark A. Kenny has issued 23,725 of his own shares of restricted common stock of the Company to reimburse Mr. Cutrona for one-half of the number of shares sold by Mr. Cutrona.

On October 10, 1996, the Company, Joseph Cutrona, Mark A. Kenny and Prosoft, Inc. signed an agreement whereby Mr. Cutrona and Mr. Kenny each agreed to transfer 14,533 shares of restricted Common Stock owned by them to Prosoft, Inc., or its designees, upon completion of the design and satisfactory

                                                        18
development of the Genisys Payment System. Prosoft agreed to accept the 29,066 shares valued at $3.75 per share in satisfaction of $108,997.50 which would be owned to Prosoft, Inc. by the Company upon completion of the Genisys Payment System. This transfer has been completed. The Company has agreed to issue an equal number of new shares of restricted Common Stock to Messrs. Cutrona and Kenny in six equal installments if the Company meets certain performance criteria on six specific dates.

         In October and November 1996, and February 1997, Joseph Cutrona, in recognition of extensive valuable services rendered to the Company by three employees of the Company, made gifts aggregating 35,000 shares of restricted Common Stock owned by him to the three employees, including a gift of 20,000 shares of restricted Common Stock to John H. Wasko.

         In November 1996, the Company granted Mr. Wasko a five (5) year option to purchase 35,000 shares of Common Stock at a price of $2.00 per share.

         During November and December 1996, the Company and Loeb Holding Corporation signed four eighteen (18) month Promissory Notes whereby Loeb Holding Corporation loaned the Company the sums of $75,000, $30,000, $10,000 and $95,000 (totaling $210,000). The Promissory Notes which have been modified and bear interest at 10%, mature on September 1, 1998. The Promissory Notes and any unpaid interest accrued thereon, are convertible at the sole option of the holder into shares of Series A Preferred Stock of the Company at a conversion price of $2.125 per share.

In February and March 1997, the Company borrowed a total of $65,000 from three unaffiliated third parties pursuant to three eighteen (18) month Promissory Notes bearing interest at 10% per annum payable at maturity. These notes were secured by 16,250 shares of the Company's restricted Common Stock owned by Joseph Cutrona and 16,250 shares owned by Mark A. Kenny. In April 1997, the Company paid the principal and interest due on these Promissory Notes in full.

         The Company believes that each of these transactions was entered into on terms at least a favorable to the Company as could have been obtained from unaffiliated third parties.

Item 13.  Exhibits, Financial Statement Schedules and Reports on Form 8-k


(a)      (1)  Financial Statements
              Included in Part II of this report:


              Balance Sheets - December 31, 1997 and 1996.

              Statements of Operations During the Development Stage - For the Period from Inception through December 31, 1997 and the Years Ended December 31, 1997 and December 31, 1996.

              Statements of Cash Flows - For the Period from Inception through December 31, 1997 and for the Years Ended December 31, 1997 and December 31, 1996.

              Statement of Changes in Stockholders' Equity - For the Years Ended December 31, 1997 and December 31, 1996.

              Notes to Financial Statements


         (2)  Exhibits

3.1*         Registrant's Articles of Incorporation
3.2*         Registrant's By-Laws
4.1*         Form of Common Stock Certificate
4.2* Redeemable Warrant Agreement with Form of Class A and Class B Warrant 10.1* Employment Agreement dated June 23, 1997 between Registrant and Lawrence E.
Burk filed herein with this report.
10.2* Consulting Agreement dated October 18, 1996 between the Registrant and Mark A. Kenny. 10.3* Employment Agreement dated October 17, 1996 between Registrant and John H. Wasko. 10.4* Copy of lease dated November 1, 1995 between Unicom and Corporate Travel Link, Inc. 10.5* Copy of Agreement dated June 22, 1995 between American Airlines, Inc., and Corporate Travel Link, Inc., relating to Sabre Extension Program - Associate Distribution and Services Agreement. 10.6* Copy of Agreement dated June 30, 1995 between American Airlines, Inc. and Corporate Travel Link, Inc., relating to Associate Sabre Equipment Lease
Agreement. 10.7* Copy of Agreement dated June 30, 1995 between American Airlines, Inc. and Corporate Travel Link, Inc. non-standard system amendment to Corporate Sabre Equipment Lease Agreement. 10.8* Copy of Script Consulting Agreement dated June 21, 1995 between Worldspan, LP and Corporate Travel Link, Inc.

10.9* Copy of Script Services agreement dated June 21, 1995 between Worldspan, LP and Corporate Travel Link, Inc.
10.10* Copy of Galileo Services Display and Reservation Agreement dated
         August  28,  1995,  between  Galileo   International   Partnership  and
         Corporate Travel Link, Inc.
10.11* Copy of Ancillary Services Agreement
         dated August 28, 1995 between Galileo International Partnership and Corporate Travel Link, Inc.
10.12*  Copy of  Worldspan  Car  Rental
         Associate Reservation agreement between Worldspan, LP and Corporate Travel Link, Inc.
10.13* Copy of Interim Loan  Agreement  between the
         Registrant and Loeb Holding Corporation and certain executives of the Registrant.
10.14*       Prosoft Consulting Agreement.
10.15* Employment  Agreement dated May 1, 1997 between the Registrant an
 Mark A. Kenny.
10.16* Copy of Agreement dated February 1, 1998 between the TranspoNet Companies, Inc. and the Registrant filed herein with this report.
21* List of Subsidiaries

All of the above referenced documents, marked with an (*) are incorporated herein by reference to the Exhibit bearing the same number in the Registrant's Registration Statement on Form SB-2, File No. 333-15011.


(b)      (1)      Reports on Form 8-K
                  None
                                                  21

                                                    SIGNATURES


         Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              GENISYS RESERVATION SYSTEMS, INC.



December 18, 1998                       By:_________________________________
                                                   Lawrence E. Burk
                                          President & Chief Executive Officer


         Pursuant to the requirements of the Securities Exchange Act of 1934, this report signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


_______________________                     President, Chief Executive Officer,         December 18, 1998
Lawrence E. Burk                            and Director



_______________________                     Secretary, Treasurer, Chief Financial       December 18, 1998
John H. Wasko                               Officer and Director



_______________________                     Chairman and Director                       December 18, 1998
Warren D. Bagatelle



________________________                    Director                                    December 18, 1998
Mark A. Kenny



________________________                    Director                                     December 18, 1998
David W. Sass



________________________                    Director                                    December 18, 1998
S. Charles Tabak


